Exhibit 99.2

TRACON Pharmaceuticals Presents Clinical and Preclinical Data from Models of NASH and Liver Fibrosis at the 2016 AASLD Annual Meeting

San Diego, CA – November 13, 2016 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today presented data at the American Association for the Study of Liver Diseases (AASLD) Annual Meeting, taking place November 11-15 in Boston, MA.

Preclinical data were presented from two separate liver fibrosis models in a poster presentation entitled, “Endoglin Antibody Reduces the NAFLD Activity Score in the STAM Model of NASH and Reduces Liver Fibrosis Following Carbon Tetrachloride Treatment.” Highlights include:

•

Treatment with an endoglin antibody significantly decreased the percentage of the liver fibrosis area induced by carbon tetrachloride. A group of mice treated with endoglin antibody demonstrated lower collagen deposition with less frequent formation of bridging fibrosis than the isotype-matched and disease control groups.

•

Treatment with endoglin antibodies significantly reduced the non-alcoholic fatty liver disease (NAFLD) activity score (NAS) in a model of non-alcoholic steatohepatitis (NASH), known as the STAMTM model. Endoglin antibodies demonstrated hepatoprotective, anti-inflammatory and anti-fibrotic effects. In addition, an endoglin antibody that competitively inhibited bone morphogenic protein (BMP) binding to endoglin more effectively reduced the NAS, suggesting that inhibition of BMP function is an important mechanism of action of endoglin antibodies in models of fibrosis.

The poster also highlighted a marked reduction in cutaneous neurofibromatosis in a sarcoma patient following dosing with TRACON’s TRC105 and Votrient® (pazopanib) in a Phase 2 clinical trial, suggesting the potential of an endoglin antibody as an effective treatment for patients with fibrosis.

The poster is available on TRACON’s website at www.traconpharma.com.

About TRACON’s Endoglin Antibody Portfolio

TRC105 (carotuximab) is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in multiple Phase 2 clinical trials sponsored by TRACON or the National Cancer Institute for the treatment of solid tumor types in combination with VEGF inhibitors. The ophthalmic formulation of TRC105, DE-122, is currently in a Phase 1/2 trial for patients with wet AMD. TRC205, a second generation antibody to endoglin, is undergoing preclinical testing in models of fibrosis.

8910 University Center Lane ● Suite 700 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. The Company is also developing two programs in-licensed from Janssen Pharmaceutica N.V. – TRC253, a small molecule inhibitor of wild type androgen receptor (AR) and multiple AR mutant receptors that may display drug resistance, which is intended for the treatment of men with prostate cancer, and TRC694, a small molecule inhibitor of NF-kB inducing kinase (NIK), which is intended for the treatment of patients with hematologic malignancies, including myeloma. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com